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                                                                           EX-99

FOR IMMEDIATE RELEASE:

      MEDIA CONTACTS:               INVESTOR CONTACTS:
      BancWest Corporation:         BancWest Corporation:
      Gerry Keir (808) 525-7086     Howard Karr (808) 525-8800
      Bank of the West              Bank of the West:
      Bob Raye (925) 942-8585       Douglas Grigsby (925) 942-8395
      SierraWest Bancorp:           SierraWest Bancorp:
      Sheryl Seapy (415) 296-7383   David Broadley (530) 582-3000

       BANCWEST CORPORATION TO ACQUIRE SIERRAWEST BANCORP.

       Bank of the West Strengthens Northern California Franchise, Expands to Nevada

      (San Francisco, California -- February 25, 1999) --BancWest Corporation (NYSE: BWE), parent of Bank of the West, announced today that it has signed a definitive agreement to acquire SierraWest Bancorp (Nasdaq: SWBS), parent company of SierraWest Bank, in a $194 million stock transaction.

      SierraWest will be merged into Bank of the West. The combination will enhance Bank of the West's presence in Northern California and expand the bank's branch network into Nevada. SierraWest, with total assets of $879 million, has 20 branches extending along the Interstate 80 corridor between the East Bay and Reno. SierraWest is one of the top originators of U.S. Small Business Administration (SBA) loans in the nation with ten lending offices focused on SBA lending activities in California, Nevada, Oregon, Washington, Colorado and Tennessee.

      According to BancWest Chairman and Chief Executive Officer Walter A. Dods, Jr., the merger provides a niche market opportunity for the company. "SierraWest has an impressive record of commercial lending, especially to small businesses, and will provide us with a competitive edge in servicing the financial needs of the small business market," Dods said.

      Don J. McGrath, president of BancWest Corp. and president and chief executive officer of Bank of the West, added that "the SBA business line segment of SierraWest complements Bank of the West's lending in other specialized markets, including religious lending, consumer
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finance, equipment leasing, real estate and business banking."

      San Francisco-based Bank of the West, which has 143 branches in Northern California, Oregon, Washington and Idaho, is the Mainland subsidiary of BancWest Corporation ($15.0 billion assets). The acquisition of SierraWest will increase Bank of the West's assets to $8.6 billion; it is the fifth largest bank in California.

      SierraWest Bancorp shareholders will receive 0.82 shares of BancWest common stock for each share of SierraWest common stock. Based on BancWest's closing price of $43.00 on February 25, 1999, the value for SierraWest would be $35.26 per share.

      The transaction will be accounted for as a pooling of interests. Based on issuance of about 4.6 million BancWest shares, the transaction is expected to be neutral to BancWest's per-share earnings in 1999, exclusive of restructuring charges. The transaction is expected to be 2.0% accretive to BancWest's per-share earnings in 2000, when synergies from the merger will have been fully achieved.

      The merger agreement provides BancWest with an option to purchase 19.99% of SierraWest's shares under specified circumstances.

      The boards of BancWest, Bank of the West and SierraWest have all approved the agreement. The merger requires approval from SierraWest's shareholders and federal and state banking regulators. Once all approvals have been received, the merger is expected to close in mid-1999.

      "Joining forces with Bank of the West gives SierraWest's customers access to a regional bank which has the same kind of community banking roots that we do. Bank of the West will bring SierraWest's customers a much broader line of products including investments, mutual funds and annuities, insurance, leasing, trust and private banking services," said William T. Fike, president and chief executive officer of SierraWest.

      Fike will join the consolidated company with responsibility for all SBA lending by Bank of the West and First Hawaiian Bank.

      "The transaction gives SierraWest's shareholders excellent value, increased dividends
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and a significant equity position in a much larger, more diversified regional financial services company with excellent growth prospects. And Bank of the West has always supported the communities where it does business," Fike said.

      BancWest Corporation is a bank holding company with total assets of $15.0 billion headquartered in Honolulu, Hawaii, with an administrative headquarters in San Francisco, California. BancWest's principal subsidiaries are Bank of the West and Honolulu-based First Hawaiian Bank, with 59 branches in Hawaii, Guam and Saipan.

      San Francisco-based Bank of the West was founded in 1874 and is the third oldest bank in California. It operates 143 branches -- 103 in Northern and Central California, 29 in Oregon, eight in Washington state and three in Idaho.

      SierraWest Bancorp is the holding company for SierraWest Bank, headquartered in Truckee, Calif., with branches in Sacramento, the Central Valley, the Sierra foothills and Lake Tahoe regions of California and northern Nevada. SierraWest expanded in April 1998 by acquiring Vacaville-based Continental Pacific Bank.

                                      # # #

      (This release contains forward-looking statements, including statements regarding performance of the company after the merger. Such statements are subject to risks and uncertainties that may cause actual results to differ materially from those presented. Factors that could cause such differences include: failure to fully realize expected cost savings from the merger; lower than expected revenues following the merger; problems or delays in bringing together the two companies; legal and regulatory risks and uncertainties; global, national and local economic conditions; competition and change in the financial services business; and other factors described in our recent filings with the Securities and Exchange Commission.)